Exhibit 99.1
ITW NEWS RELEASE

ITW Reports Diluted Income Per Share from Continuing Operations of $0.98 in the 2009 Fourth Quarter,
a 66 Percent Increase Versus the 2008 Fourth Quarter; Operating Margins of 12.7 Percent Improve
120 Basis Points Versus Year-Ago Period

GLENVIEW, ILLINOIS—January 27, 2010—Illinois Tool Works Inc. (NYSE: ITW) today reported 2009 fourth quarter diluted income per share from continuing operations of $0.98, a 66 percent increase compared to the 2008 fourth quarter. The Company continued to see the benefits of ongoing restructuring activities and improvements in discrete end markets in the most recent quarter.  In addition, the Company recorded several discrete tax adjustments in the fourth quarter, primarily related to a favorable German tax settlement and additional foreign tax credits as a result of reorganization.  These tax adjustments had a favorable impact of 37 cents per share in the quarter.  Excluding the impact of the discrete tax adjustments, fourth quarter income would have been 61 cents per share.

Fourth quarter 2009 operating revenues of $3.757 billion were 5.0 percent lower than the year-ago period. However, fourth quarter operating revenues were 5.0 percent higher than the 2009 third quarter mainly due to an increase in automotive OEM builds, a modest improvement in worldwide end markets and the positive impact of currency translation. The Company’s base revenues declined 10.0 percent in the 2009 fourth quarter versus the year-ago period, with North American base revenues declining 10.9 percent and international base revenues decreasing 9.0 percent. Acquisitions and currency translation added 1.7 percent and 3.3 percent to revenues, respectively, in the quarter. By comparison, total company base revenues decreased 17.9 percent in the 2009 third quarter versus the 2008 third quarter. Fourth quarter operating margins of 12.7 percent were 120 basis points higher than the year-ago period, with base margins contributing 160 basis points.

Full-year 2009 operating revenues of $13.877 billion were 18.8 percent lower than 2008. Base revenues fell 18.4 percent for the full year, with North American base revenues decreasing 21.6 percent and international base revenues declining 14.9 percent. Acquisitions added 4.2 percent to revenues while currency translation negatively impacted revenues by 4.8 percent. Full-year diluted income per share from continuing operations totaled $1.93, a 40 percent decline versus 2008. Full-year operating margins of 10.0 percent were 460 basis points lower than 2008.

The Company’s fourth quarter free operating cash flow of $434 million was once again driven by improvement in operating margins and ongoing reductions in working capital. For full-year 2009, free operating cash flow totaled $1.899 billion, representing a free operating cash flow to net income conversion rate of 201 percent.

“Given the ongoing modest recovery in many of our worldwide end markets, we are very pleased with the performance of our global businesses and our operating results in the fourth quarter,” said Chairman and Chief Executive Officer David B. Speer. “We continued investing in worldwide restructuring projects, incurring $33 million of expense in the quarter and $161 million of restructuring expense for the full year. We believe these restructuring initiatives, coupled with numerous long-term growth investments in our businesses led by our operating managers, position ITW very well for enhanced top line growth and operating margin performance in 2010 and beyond.”

Segment highlights for the 2009 fourth quarter include:

*Worldwide revenues for the Transportation segment increased 9.6 percent in the quarter versus the year-ago period. Segment base revenues grew 6.3 percent in the fourth quarter compared to the 2008 fourth quarter. By comparison, base revenues declined 7.9 percent in the 2009 third quarter versus the year-ago period. The sequential improvement in base revenues was largely due to increased auto builds both internationally and in North America. European auto builds moved to a robust 5.1 million units in the fourth quarter versus 3.9 million units in the third quarter. And North American auto builds of 2.7 million units in the fourth quarter were 364,000 units higher than the third quarter. Worldwide automotive base revenues grew 8.8 percent in the fourth quarter versus the year-ago period. By comparison, third quarter worldwide automotive base revenues decreased 9.7 percent compared to the year-earlier period. As a result, segment operating margins of 15.0 percent in the fourth quarter were 1190 basis points higher than the year-ago period and 450 basis points higher than the 2009 third quarter.

*Worldwide revenues for the Power Systems and Electronics segment decreased 17.9 percent in the fourth quarter versus the year-ago period. Base revenues declined 21.6 percent in the most recent quarter compared to the 2008 fourth quarter. By comparison, base revenues fell 34.2 percent in the 2009 third quarter versus the prior year period. While total worldwide welding base revenues declined 24.9 percent in the quarter compared to the 2008 fourth quarter, this represents improvement from the 2009 third quarter when base revenues fell 36.2 percent versus the year-ago period.  Notably, the PC board fabrication businesses’ base revenues continued to strengthen, with base revenues declining 14.5 percent in the fourth quarter versus the 2008 fourth quarter.  Base revenues fell 42.3 percent in the 2009 third quarter compared to the year-earlier period.  Segment operating margins of 14.6 percent in the fourth quarter were 100 basis points lower than the year-ago period.

The Company believes most end markets have stabilized and anticipates modest expansion in a variety of worldwide end markets in 2010. The Company is estimating first quarter 2010 diluted income per share from continuing operations to be in a range of $0.48 to $0.60. The 2010 first quarter forecast assumes a total revenue growth range of 14 percent to 18 percent. For full-year 2010, the Company is forecasting diluted income per share from continuing operations to be in a range of $2.43 to $2.93. The 2010 full-year forecast assumes a total revenue growth range of 10 percent to 14 percent.

This Earnings Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding operating margin performance, revenue growth, end markets, diluted income per share from continuing operations, restructuring expenses and related benefits and the Company’s related forecast. These statements are subject to certain risks, uncertainties and other factors which could cause actual results to differ materially from those anticipated. Such factors are contained in ITW’s Form 10-K for 2008, as updated by the Company’s current report on Form 8-K filed in August 2009.

With $13.9 billion in 2009 revenues, ITW is a multinational manufacturer of a diversified range of value-adding and short lead-time industrial products and equipment. The Company consists of 840 business units in 57 countries and employs approximately 59,000 people.

Contact: John Brooklier, 847-657-4104 or jbrooklier@itw.com

ILLINOIS TOOL WORKS INC.
(In thousands except per share data)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Statement of Income	2009	2008	2009	2008
Operating Revenues	$3,757,429	$3,954,029	$13,877,068	$17,100,341
Cost of revenues	2,428,597	2,616,330	9,144,852	11,186,871
Selling, administrative, and R&D expenses	797,835	831,587	3,037,439	3,226,199
Amortization of intangible assets	51,171	51,477	203,230	184,410
Impairment of goodwill and other intangible assets	3,571	137	105,568	1,575
Operating Income	476,255	454,498	1,385,979	2,501,286
Interest expense	(43,847)	(42,163)	(164,839)	(154,458)
Other income/(expense)	5,691	(15,214)	(7,350)	4,710
Income from Continuing Operations Before Taxes	438,099	397,121	1,213,790	2,351,538
Income taxes	(57,500)	94,656	244,300	660,445
Income from Continuing Operations	$495,599	$302,465	$969,490	$1,691,093
Income (loss) from Discontinued Operations	11,801	(68,691)	(22,481)	(172,090)
Net Income	$507,400	$233,774	$947,009	$1,519,003

Income Per Share from Continuing Operations:
Basic	$0.99	$0.59	$1.94	$3.26
Diluted	$0.98	$0.59	$1.93	$3.24

Income (loss) Per Share from Discontinued Operations:
Basic	$0.02	$(0.13)	$(0.04)	$(0.33)
Diluted	$0.02	$(0.13)	$(0.04)	$(0.33)

Net Income Per Share:
Basic	$1.01	$0.46	$1.89	$2.93
Diluted	$1.01	$0.46	$1.89	$2.91

Shares outstanding during the period:
Average	501,784	508,851	500,177	518,609
Average assuming dilution	504,873	510,184	501,921	521,213

Estimated Free Operating Cash Flow	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

Net cash provided by operating activities	$506,310	$589,437	$2,146,589	$2,222,224
Less: Additions to PP&E	(72,749)	(88,017)	(247,102)	(362,312)
Free operating cash flow	$433,561	$501,420	$1,899,487	$1,859,912

ILLINOIS TOOL WORKS INC.
(In thousands)
	Dec 31,	Sept 30,	Dec 31,
Statement of Financial Position	2009	2009	2008
Assets
Cash & equivalents	$1,318,772	$942,856	$742,950
Trade receivables	2,491,492	2,410,667	2,571,987
Inventories	1,356,233	1,361,201	1,774,697
Deferred income taxes	231,858	243,284	206,496
Prepaids and other current assets	276,240	327,083	375,778
Assets held for sale	—	—	82,071
Total current assets	5,674,595	5,285,091	5,753,979

Net plant & equipment	2,136,527	2,107,103	2,109,432
Investments	451,293	456,450	465,894
Goodwill	4,860,732	4,721,777	4,517,550
Intangible assets	1,723,417	1,652,292	1,779,669
Deferred income taxes	673,044	81,870	75,999
Other assets	562,376	579,633	501,028
	$16,081,984	$14,884,216	$15,203,551

Liabilities & Stockholders' Equity
Short-term debt	$213,681	$67,460	$2,433,973
Accounts payable	689,572	626,314	683,991
Accrued expenses	1,359,394	1,391,824	1,315,106
Cash dividends payable	155,724	155,282	154,726
Income taxes payable	417,267	225,751	216,751
Liabilities held for sale	—	—	20,546
Total current liabilities	2,835,638	2,466,631	4,825,093

Long-term debt	2,914,874	2,869,377	1,247,883
Deferred income taxes	207,677	71,468	125,089
Other liabilities	1,305,919	1,234,447	1,330,395
Total noncurrent liabilities	4,428,470	4,175,292	2,703,367

Common stock	5,350	5,336	5,318
Additional paid-in capital	270,985	199,259	105,497
Income reinvested in the business	9,521,740	9,170,064	9,196,465
Common stock held in treasury	(1,390,594)	(1,390,594)	(1,390,594)
Accumulated other comprehensive income	400,726	249,471	(253,211)
Noncontrolling interest	9,669	8,757	11,616
Total stockholders' equity	8,817,876	8,242,293	7,675,091
	$16,081,984	$14,884,216	$15,203,551